Exhibit 99.1

FOR IMMEDIATE RELEASE	4716 Old Gettysburg Road
Mechanicsburg, PA 17055
NYSE Symbol: SEM

Select Medical Corporation Announces Expiration of Consent Solicitations

     MECHANICSBURG, PENNSYLVANIA — February 3, 2005 — Select Medical Corporation (“Select”) (NYSE: SEM) announced today that the consent solicitation commenced in connection with the cash tender offer to purchase any and all of the $175 million outstanding principal amount of its 9 1/2% Senior Subordinated Notes due 2009 (the “9 1/2% Notes”) and the consent solicitation commenced in connection with the cash tender offer to purchase any and all of the $175 million outstanding principal amount of its 7 1/2% Senior Subordinated Notes due 2013 (the “7 1/2% Notes”) each expired at 5:00 p.m., New York City time, on February 2, 2005 (the “Consent Date”). In addition, the last day that holders of 9 1/2% Notes or 7 1/2% Notes could have withdrawn tendered notes and revoked delivered consents was as of 5:00 p.m., New York City time, on the Consent Date. Any subsequent tenders of notes and deliveries of consents may not be withdrawn or revoked.

     As of the Consent Date, Select had received the consent of holders of $175.0 million aggregate principal amount of the 7 1/2% Notes and approximately $168.9 million aggregate principal amount of the 9 1/2% Notes, representing 100% and approximately 97% of the total 7 1/2% Notes and 9 1/2% Notes outstanding, respectively. As a result, Select has received the consents necessary to amend the indentures governing the 9 1/2% Notes and the 7 1/2% Notes, respectively. As more fully described in Select’s Offer to Purchase and Consent Solicitation Statement, dated January 20, 2005, the proposed amendments to each of the indentures eliminate certain provisions contained in the indentures relating to restrictive covenants, events of default and conditions to defeasance. Select intends to promptly execute a supplemental indenture to each indenture with respect to such proposed amendments, however, such proposed amendments will not become operative until the applicable notes are accepted for purchase.

     Select anticipates accepting tendered notes for purchase concurrently with the closing of Select’s previously announced merger with EGL Acquisition Corp., an affiliate of Welsh, Carson, Anderson & Stowe IX, L.P. The merger remains subject to certain customary conditions, including the approval by a majority of Select’s stockholders and approval by holders of a majority of the outstanding shares of Select’s common stock not held by EGL Holding Company, EGL Acquisition Corp., Welsh, Carson, Anderson & Stowe IX, L.P., its co-investors or members of Select’s board or management that are expected to participate in the merger. On February 24, 2005, Select will hold a special meeting of Select’s stockholders to vote on the adoption of the merger agreement. If Select obtains the requisite stockholder approval, it expects to close the merger promptly thereafter.

     The tender offer will expire at 9:00 a.m., New York City time, on February 24, 2005, unless extended or terminated by Select. Holders who validly tendered notes prior to the Consent Date will receive a consent payment of $20 per $1,000 principal amount of the notes so tendered (the “Consent Payment”), in addition to the applicable tender offer consideration. Holders who validly tender their notes after the Consent Date but before the expiration of the tender offer will not receive the Consent Payment, and will receive payment of the tender offer consideration of $1,046.56 per $1,000 principal amount of the 9 1/2% Notes and $1,114.23 per $1,000 principal amount of the 7 1/2% Notes.

     Merrill Lynch & Co. is acting as the dealer manager and solicitation agent for the tender offers and consent solicitations. The depositary for the tender offers is Computershare Trust Company of New York. Questions regarding the tender offers and consent solicitations may be directed to Merrill Lynch & Co., telephone number (888) ML4-TNDR (toll free) and (212) 449-4914 (call collect). Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be directed to Georgeson Shareholder Communications Inc., telephone number (877) 278-3834 (toll free) and (212) 440-9800 (call collect).

     This announcement is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the notes nor is this announcement an offer or solicitation of an offer to sell new securities. The tender offers and consent solicitations are made solely by means of the Offer to Purchase and Consent Solicitation Statement.

     Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select operates 99 long-term acute care hospitals in 26 states. Select operates four acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada, with approximately 741 locations. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com/ .

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     Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the possibility that the merger may not occur due to the failure of the parties to satisfy the conditions in the merger agreement, such as the inability of EGL Holding Company to obtain financing, the failure of Select to obtain stockholder approval or the occurrence of events that would have a material adverse effect on Select as described in the merger agreement. Additional risks and uncertainties that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by Select with the Securities and Exchange Commission. Many of the factors that will determine Select’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Select undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor inquiries:

Joel T. Veit, 717/972-1100
mailto:ir@selectmedicalcorp.com